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As filed with the Securities and Exchange Commission on March 3, 2017

Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Halcón Resources Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	20-0700684 (I.R.S. Employer Identification Number)

1000 Louisiana, Suite 6700
Houston, Texas 77002
(832) 538-0300
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

David S. Elkouri
Executive Vice President and Chief Legal Officer
Halcón Resources Corporation
1000 Louisiana St., Suite 6700
Houston, Texas 77002
(832) 538-0300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

William T. Heller IV
Kirk Tucker
Mayer Brown LLP
700 Louisiana St., Suite 3400
Houston, Texas 77002
(713) 238-3000

Approximate date of commencement of proposed sale to the public:
From time to time after this Registration Statement becomes effective.

           If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

           If this form is a post-effective amendment to a registration to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

           Indicate to check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class securities to be registered	Amount to Be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee

Common Stock, par value $0.0001	55,180,000(2)	$8.03	$443,095,400	$51,354.76

(1)
Estimated solely for purposes of calculating the registration fee, based on the average of the $8.23 (high) and $7.83 (low) prices for our common stock as quoted on the New York Stock Exchange on March 2, 2017, in accordance with Rule 457(c) under the Securities Act of 1933, as amended.

(2)
Consists of 55,180,000 shares of common stock issuable upon the conversion of the registrant's 8% Automatically Convertible Preferred Stock.

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This preliminary prospectus is not an offer to sell the securities described herein and it is not soliciting an offer to buy such securities in any state where such offer or shale is not permitted.

Subject to completion, dated March 3, 2017

PROSPECTUS

HALCÓN RESOURCES CORPORATION

55,180,000 Shares

Common Stock

        This prospectus relates to the offer and sale from time to time of up to an aggregate of 55,180,000 shares of our common stock issuable upon the conversion of our 8% Automatically Convertible Preferred Stock for the account of the selling stockholders named in this prospectus.

        The shares of common stock described in this prospectus or in any supplement to this prospectus may be sold from time to time pursuant to this prospectus by the selling stockholders in ordinary brokerage transactions, in transactions in which brokers solicit purchases, in negotiated transactions, or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at fixed prices or prices subject to change, or at negotiated prices. See "Selling Stockholders" and "Plan of Distribution." We cannot predict when or in what amounts a selling stockholder may sell any of the shares offered by this prospectus.

        We are not selling any shares of our common stock, and we will not receive any of the proceeds from the sale of shares by the selling stockholders. The selling stockholders will pay all brokerage fees and commissions and similar sale-related expenses. We are only paying expenses relating to the registration of the shares with the U.S. Securities and Exchange Commission.

        A supplement to this prospectus may add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement, together with the documents we incorporate by reference, carefully before you invest.

        Our common stock is listed on the New York Stock Exchange under the symbol "HK." On March 1, 2017 the last reported sales price for our common stock was $8.38 per share.

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 2 of this prospectus and in the documents incorporated by reference in this prospectus.

        Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated                  , 2017

 ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission ("SEC") utilizing a shelf registration process. Under this shelf registration process, the selling stockholders named in this prospectus or any supplement to this prospectus may sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of our common stock. The selling stockholders are required to provide you with this prospectus and, in certain cases, a prospectus supplement containing specific information about the selling stockholders and the terms upon which the securities are being offered. A prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the headings "Where You Can Find More Information" and "Incorporation by Reference" below.

        You should rely only on the information included or incorporated by reference in this prospectus or any prospectus supplement. Neither we nor the selling stockholders have authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell in any jurisdiction in which the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any other document incorporated by reference in this prospectus is accurate as of any date other than the dates of the applicable documents in which such information appears.

        Unless the context requires otherwise or unless otherwise noted, all references in this prospectus or any prospectus supplement to "Halcón" and to the "Company," "we," "us" or "our" are to Halcón Resources Corporation and its consolidated subsidiaries.

i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        The information in this prospectus, including information in documents incorporated by reference, contains "forward-looking statements" within the meaning of the Securities Act of 1933, as amended (the "Securities Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements, other than statements of historical facts, included in or incorporated by reference into this prospectus concerning, among other things, planned capital expenditures, potential increases in oil and natural gas production, the number and location of wells to be drilled in the future, future cash flows and borrowings, pursuit of potential acquisition opportunities, our financial position, business strategy and other plans and objectives for future operations, are forward-looking statements. These forward-looking statements may be, but are not always, identified by their use of terms and phrases such as "may," "expect," "estimate," "project," "plan," "objective," "believe," "predict," "intend," "achievable," "anticipate," "will," "continue," "potential," "should," "could" and similar terms and phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements. You should consider carefully the risks described under the "Risk Factors" section of this prospectus, as well as the risks described in our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and the other disclosures contained or incorporated by reference herein and therein, which describe factors that could cause our actual results to differ from those anticipated in the forward-looking statements, including, but not limited to, the following factors:

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  volatility in commodity prices for oil and natural gas, including the current sustained decline in the price for oil;

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  our ability to generate sufficient cash flow from operations, borrowings or other sources to enable us to fund our operations, satisfy our obligations and develop our undeveloped acreage positions;

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  our ability to replace our oil and natural gas reserves and production;

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  we have historically had substantial indebtedness and may incur more debt in the future;

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  higher levels of indebtedness make us more vulnerable to economic downturns and adverse developments in our business;

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  the presence or recoverability of estimated oil and natural gas reserves and the actual future production rates and associated costs;

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  our ability to successfully develop our large inventory of undeveloped acreage in our resource plays;

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  our ability to retain key members of senior management, members of our board of directors, and key technical employees;

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  access to and availability of water and other treatment materials to carry out planned fracture stimulations in our resource plays;

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  access to adequate gathering systems, processing facilities, transportation take-away capacity to move our production to market and marketing outlets to sell our production at market prices;

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  contractual limitations that affect our management's discretion in managing our business, including covenants that, among other things, limit our ability to incur debt, make investments and pay cash dividends;

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  the potential for production decline rates for our wells to be greater than we expect;

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  competition, including competition for acreage in resource play holdings;

ii

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  environmental risks;

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  drilling and operating risks;

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  exploration and development risks;

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  the possibility that the industry may be subject to future regulatory or legislative actions (including any additional taxes and changes in environmental regulation);

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  general economic conditions, whether internationally, nationally or in the regional and local market areas in which we do business, may be less favorable than expected, including the possibility that economic conditions in the United States will worsen and that capital markets are disrupted, which could adversely affect demand for oil and natural gas and make it difficult to access capital;

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  social unrest, political instability or armed conflict in major oil and natural gas producing regions outside the United States, such as the Middle East, and acts of terrorism or sabotage;

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  other economic, competitive, governmental, regulatory, legislative, including federal, state and tribal regulations and laws, geopolitical and technological factors that may negatively impact our business, operations or oil and natural gas prices;

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  the possibility that acquisitions and divestitures may involve unexpected costs or delays, and that acquisitions may not achieve intended benefits and may divert management's time and energy;

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  the insurance coverage maintained by us may not adequately cover all losses that we may sustain;

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  title to the properties in which we have an interest may be impaired by title defects;

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  senior management's ability to execute our plans to meet our goals;

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  the cost and availability of goods and services, such as drilling rigs, fracture stimulation services and tubulars; and

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  our dependency on the skill, ability and decisions of third-party operators of the oil and natural gas properties in which we have a non-operated working interest.

        All forward-looking statements are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere in this prospectus and the documents incorporated by reference. Other than as required under the securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

iii

THE COMPANY

        This summary highlights some of the information contained elsewhere in this prospectus and the documents we incorporate by reference. This summary is not complete and does not contain all of the information that you should consider before deciding whether or not to invest in our common stock. You should read this entire document and the information incorporated by reference herein before making an investment decision. You should carefully consider the information set forth under "Risk Factors" below, as well as those risks described in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as the financial information incorporated by reference in this prospectus and the other documents to which we have referred you. In addition, certain statements include forward-looking information that involve risks and uncertainties. See "Cautionary Statement Regarding Forward-Looking Statements."

        Halcón Resources Corporation is an independent energy company focused on the acquisition, production, exploration and development of onshore liquids-rich oil and natural gas assets in the United States. We were incorporated in Delaware on February 5, 2004, were recapitalized on February 8, 2012 and reorganized on September 9, 2016. During 2012, we focused our efforts on the acquisition of unevaluated leasehold and producing properties in selected prospect areas. In the years since, we have primarily focused on the development of acquired properties and also divested non-core assets in order to fund activities in our core resource plays. Our oil and natural gas assets consist of proved reserves and undeveloped acreage positions in unconventional liquids-rich basins/fields, providing us with an extensive drilling inventory in multiple basins that we believe allow for multiple years of production and broad flexibility to direct our capital resources to projects with the greatest potential returns.

        Our principal offices are located at 1000 Louisiana St., Suite 6700, Houston, Texas 77002, telephone number (832) 538-0300, and our website can be found at www.halconresources.com. Unless specifically incorporated by reference in this prospectus, information that you may find on Halcón's website is not part of this prospectus.

 RISK FACTORS

        Investment in our common stock involves certain risks. You should carefully consider the risk factors, together with the other information included or incorporated by reference in this prospectus, including the risk factors included in our most recent Annual Report on Form 10-K and, if applicable, in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K on file with the SEC, each of which is incorporated by reference in this prospectus, before you decide to purchase any of our common stock. The risks incorporated by reference in this prospectus are the material risks of which we are currently aware; however, they may not be the only risks that we may face. Additional risks and uncertainties not currently known to us or that we currently view as immaterial may also impair our business operations. Any of these risks could materially and adversely affect our business, financial condition, results of operations and cash flows. In that case, you may lose all or part of your investment.

 USE OF PROCEEDS

        This prospectus relates to the offer and sale from time to time of up to an aggregate of 55,180,000 shares of common stock issuable upon the conversion of our 8% Automatically Convertible Preferred Stock for the account of the selling stockholders referred to in this prospectus. We will not receive any of the proceeds from the sale of any shares of common stock offered by the selling stockholders under this prospectus. Any proceeds from the sale of shares of common stock under this prospectus will be received by the selling stockholders. Please see "Selling Stockholders" for a list of the persons receiving proceeds from the sale of the common stock covered by this prospectus.

 DESCRIPTION OF CAPITAL STOCK

        Set forth below is a description of the material terms of our capital stock. However, this description is not complete and is qualified by reference to our certificate of incorporation (including our certificate of designation) and bylaws, which are filed as exhibits to this registration statement of which this prospectus forms a part and are incorporated by reference. Please read "Where You Can Find More Information" and "Incorporation by Reference." In addition, you should be aware that the summary below does not give full effect to the terms of the provisions of statutory or common law that may affect the rights of our stockholders.

Authorized Capital Stock

        Our authorized capital stock consists of 1,000,000,000 shares of common stock, par value of $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share. As of February 23, 2017, we had approximately 92,986,173 shares of common stock and 5,518 shares of preferred stock outstanding.

Common Stock

        Voting rights.    Each share of common stock is entitled to one vote in the election of directors and on all other matters submitted to a vote of stockholders. Stockholders do not have the right to cumulate their votes in the election of directors.

        Dividends, distributions and stock splits.    Holders of common stock are entitled to receive dividends if, as and when such dividends are declared by the board of directors out of assets legally available therefor after payment of dividends required to be paid on shares of preferred stock, if any. Our existing debt arrangements restrict our ability to pay cash dividends.

        Liquidation.    In the event of any dissolution, liquidation, or winding up of our affairs, whether voluntary or involuntary, after payment of debts and other liabilities and making provision for any holders of our preferred stock who have a liquidation preference, our remaining assets will be distributed ratably among the holders of common stock.

        Fully paid.    All shares of common stock outstanding are fully paid and nonassessable.

        Other rights.    Holders of common stock have no redemption or conversion rights and no preemptive or other rights to subscribe for our securities.

Warrants

        On September 9, 2016, we entered into a warrant agreement with U.S. Bank National Association as warrant agent, pursuant to which we issued warrants to purchase up to 4,736,842 shares of common stock, which warrants are exercisable for a four year period at an exercise price of $14.04 per share. The warrant agreement includes customary anti-dilution provisions that take effect in the event of a stock split, stock dividend, recapitalization, reclassification, reorganization or merger.

Preferred Stock

        Our board of directors has the authority to issue up to 1,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rates, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of that series, which may be superior to those of the common stock, without further vote or action by the stockholders. One of the effects of undesignated preferred stock may be to enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and as a result to protect the continuity of our management. The issuance of shares of the preferred stock by the board of directors as described above may adversely affect the rights of the holders of common stock. For example, preferred stock issued by us may rank superior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for our common stock or may otherwise adversely affect the market price of our common stock.

8% Automatically Convertible Preferred Stock

        On February 27, 2017, we issued 5,518 shares of 8% Automatically Convertible Preferred Stock to certain accredited investors. Each share of 8% Automatically Convertible Preferred Stock will automatically convert into 10,000 shares of common stock, and each fractional share of Preferred Stock will convert into a proportionate number of shares of common stock on the day following the occurrence of certain events described below. If conversion has not occurred on or before June 1, 2017, holders of the 8% Automatically Convertible Preferred Stock will be entitled to receive quarterly dividends accruing from the date of initial issuance at a rate of 8% per annum. The following discussion summarizes some, but not all, provisions of the certificate of designation governing the 8% Automatically Convertible Preferred Stock. As of March 1, 2017, we had 5,518 shares of 8% Automatically Convertible Preferred Stock outstanding.

        Ranking.    The 8% Automatically Convertible Preferred Stock ranks, with respect to dividend rights and rights upon liquidation, dissolution or winding up:

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  junior to any other class or series of stock that has terms providing that such class or series will rank senior to the 8% Automatically Convertible Preferred Stock;

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  on parity with any other class or series of stock that has terms providing that such class or series will rank on parity with the 8% Automatically Convertible Preferred Stock (which we refer to as "parity securities"); and

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  Senior to our common stock, and each other class or series of stock that has terms providing that such class or series will rank junior to the 8% Automatically Convertible Preferred Stock (which we refer to as "junior securities").

        Dividend Rights.    No dividends will be payable on the 8% Automatically Convertible Preferred Stock if automatic conversion occurs on or before June 1, 2017. See "—Conversion." However, if the 8% Automatically Convertible Preferred Stock has not been converted into common stock on or before June 1, 2017, then each holder of 8% Automatically Convertible Preferred Stock will be entitled to receive dividends at an annual rate of 8% of the initial liquidation preference per share from the date of issuance. If a cash dividend is not declared and paid on any dividend payment date, then the liquidation preference per share of the 8% Automatically Convertible Preferred Stock will be increased by the amount of the unpaid dividend. An increase in the liquidation preference will have the effect of increasing the number of shares of common stock into which the 8% Automatically Convertible Preferred Stock is convertible, the price at which it is redeemable and the amount of the liquidation preference. Upon such an increase in the liquidation preference, we will have no further obligation with respect to the dividend that was accrued and payable with respect to the applicable dividend payment date.

        Dividends on shares of 8% Automatically Convertible Preferred Stock will be payable quarterly on March 31, June 30, September 30 and December 31 of each year, beginning June 30, 2017 (each, a "dividend payment date"), to holders of record as they appear in our stock records at the close of business on the tenth business day immediately preceding the respective dividend payment date, or such other record date as may be fixed by our board of directors in advance of a dividend payment date, provided that no such record date shall be less than ten nor more than 60 calendar days preceding such date. Dividends payable on shares of 8% Automatically Convertible Preferred Stock for any period other than a full quarterly period are computed on the basis of a 360-day year consisting of twelve 30-day months.

        We may not, without the prior consent of the holders of a majority of the shares of 8% Automatically Convertible Preferred Stock voting as a separate class, declare or pay any dividend or distribution, whether in liquidation or otherwise, to the holders of, or purchase, redeem or otherwise acquire for value prior to its stated maturity:

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  any junior securities, or

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  any parity securities, unless such dividends or distribution is allocated (i) to pay all accrued and unpaid dividends on the 8% Automatically Convertible Preferred Stock and the parity securities, pro rata, based on the unpaid amount thereof, if there are any accrued and unpaid dividends on the 8% Automatically Convertible Preferred Stock or such parity securities, and (ii) to pay the holders of 8% Automatically Convertible Preferred Stock and the parity securities, pro rata based on their respective liquidation preferences, if there are no accrued and unpaid dividends on the 8% Automatically Convertible Preferred Stock or such parity securities.

        Liquidation Rights.    Upon our voluntary or involuntary liquidation, dissolution or winding up, holders of the 8% Automatically Convertible Preferred Stock will be entitled to receive a liquidation preference equal to the original issuance price plus the amount attributable to any increase in the liquidation preference as described under "—Dividend Rights," together with any accrued and unpaid dividends to the date of payment, before any payment or distribution is made to holders of common stock or other junior securities. If, upon our voluntary or involuntary liquidation, dissolution or winding up, the amounts payable with respect to shares of 8% Automatically Convertible Preferred Stock and all parity securities are not paid in full, the holders of shares of 8% Automatically Convertible Preferred Stock and the holders of the parity securities will share equally and ratably in any distribution of our assets in proportion to the full liquidation preference and the amount equal to all accrued and unpaid dividends to which each such holder is entitled.

        Unless the holders of two-thirds of the outstanding 8% Automatically Convertible Preferred Stock agree otherwise, each of the following events would be deemed a liquidation, dissolution or winding up for purposes of determining the rights of holders of the 8% Automatically Convertible Preferred Stock:

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  our approval of the sale of substantially all of our assets;

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  approval by our stockholders of our merger or consolidation with another entity in certain circumstances; or

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  The acquisition by any person or group, other than a holder of 5% or more of our common stock on the initial issue date of the 8% Automatically Convertible Preferred Stock, of securities (excluding shares of common stock issuable upon conversion of the 8% Automatically Convertible Preferred Stock) representing more than 35% of the voting power of our equity securities.

        Conversion.    The 8% Automatically Convertible Preferred Stock will automatically convert into common stock on the 20th calendar day after we mail an information statement to our stockholders notifying them that a majority of our stockholders have consented to the issuance of common stock upon conversion of the 8% Automatically Convertible Preferred Stock. In accordance with Section 312.03 of the NYSE Listed Company Manual, holders of a majority of our outstanding common stock consented to the issuance of common stock upon conversion of the Preferred Stock, prior to the sale of shares of 8% Automatically Convertible Preferred Stock.

        Each share of 8% Automatically Convertible Preferred Stock is convertible into a number of shares of common stock determined by dividing the liquidation preference of the 8% Automatically Convertible Preferred Stock, which is equal to the liquidation preference plus the amount of any accrued and unpaid dividends through the date of conversion, by the conversion price. Initially, the liquidation preference is equal to $72,500.00, and the conversion price is $7.25. Thus, initially, each share of 8% Automatically Convertible Preferred Stock is convertible into 10,000 shares of common stock and each fractional share of 8% Automatically Convertible Preferred Stock is convertible into a proportionate number of shares of common stock. The initial conversion price is subject to adjustment in certain circumstances, including stock splits, stock dividends, rights offerings, or combinations of our common stock. The liquidation preference will be increased if any accrued dividend is not paid in cash on the applicable dividend payment date, by an amount equal to the amount of the unpaid dividend, as described under "—Dividend Rights." Any decrease in the conversion price or increase in the liquidation preference will result in a corresponding increase in the conversion rate of the 8% Automatically Convertible Preferred Stock, and any increase in the conversion price will result in a corresponding decrease in the conversion rate. Upon conversion of the 8% Automatically Convertible Preferred Stock, the holders will surrender to us or the transfer agent the certificate or certificates for the shares to be converted, and we will deliver to each such holder the certificate or certificates for the number of shares of our common stock to which the holder is entitled.

        No fractional shares of common stock will be issued upon conversion of shares of 8% Automatically Convertible Preferred Stock. All shares, including fractional shares, of common stock issuable to a holder of 8% Automatically Convertible Preferred Stock will be aggregated. If after such aggregation, the conversion would result in the issuance of a fractional share of common stock, the fraction will be rounded up or down to the nearest whole number of shares.

        Upon any reorganization or reclassification of our capital stock, any consolidation or merger with or into another company or any sale of all or substantially all of our assets to another company (if such transaction is not treated as a liquidation), we or such successor entity, as the case may be, will make appropriate provision so that each share of 8% Automatically Convertible Preferred Stock then outstanding will be convertible into the kind and amount of securities, cash and other property receivable upon such reorganization, reclassification, consolidation, merger or sale by a holder or the number of shares of common stock into which such share of 8% Automatically Convertible Preferred Stock might have been converted immediately before such transaction, subject to such adjustment as shall be as nearly equivalent as may be practicable to the adjustments described above.

        Redemption.    We will be required to redeem all of the outstanding shares of 8% Automatically Convertible Preferred Stock if the 8% Automatically Convertible Preferred Stock has not been converted into common stock on or before July 28, 2022. We will notify holders of record of 8% Automatically Convertible Preferred Stock upon the occurrence of such event, and the redemption must occur within 30 days following such event. Upon redemption, each holder of 8% Automatically Convertible Preferred Stock will be entitled to receive, upon surrender of 8% Automatically Convertible Preferred Stock certificates, cash in the amount of the then-current liquidation preference, including all accrued and unpaid dividends through the date of redemption.

        Consent Rights and Voting Rights.    The holders of the 8% Automatically Convertible Preferred Stock are entitled to vote, together as a single class, with the holders of outstanding common stock, with respect to all matters, and will represent 1% of the total voting power of our voting stock. We will reduce the voting power of the holders of the 8% Automatically Convertible Preferred Stock, as needed, to comply with the rules of the New York Stock Exchange. If the automatic conversion of the Preferred Stock has not occurred by June 1, 2017, the holders of the 8% Automatically Convertible Preferred Stock, voting separately as a class, will be entitled to elect two additional members to our board of directors.

        We may not, without the approval of holders of two-thirds of our 8% Automatically Convertible Preferred Stock, undertake any of the following:

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  amend, alter, waive, repeal or modify (whether by merger, consolidation or otherwise) any provision of our certificate of incorporation, as amended (including any filing or amending of a certificate of designation for any senior security or parity security) or, as amended, so as to adversely affect or otherwise impair any of the rights, preferences, privileges, qualifications, limitations or restrictions of, or applicable to, the 8% Automatically Convertible Preferred Stock;

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  authorize, issue or increase the authorized amount of any class of senior securities or parity securities;

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  increase or decrease (other than by redemption or conversion) the authorized number of shares of our 8% Automatically Convertible Preferred Stock; or

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  enter into any agreement regarding, or any transaction or series of transactions resulting in, a change of control, unless provision is made in the agreement effecting such transaction for the redemption of the 8% Automatically Convertible Preferred Stock in cash in accordance with the certificate of designation for the 8% Automatically Convertible Preferred Stock.

Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions

        Our certificate of incorporation, bylaws and the DGCL contain certain provisions that could discourage potential takeover attempts and make it more difficult for stockholders to change management or receive a premium for their shares.

        Delaware law.    Under Section 203 of the DGCL, a corporation is prohibited from engaging in any business combination with a stockholder who, together with its affiliates or associates, owns (or who is an affiliate or associate of the corporation and within a three-year period did own) 15% or more of the corporation's outstanding voting stock (which we refer to as an "interested stockholder") for a three-year period following the time the stockholder became an interested stockholder, unless:

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  prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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  the interested stockholder owned at least 85% of the voting stock of the corporation, excluding specified shares, upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder; or

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  at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized by the affirmative vote, at an annual or special meeting, and not by written consent, of at least 66 2/3% of the outstanding voting shares of the corporation, excluding shares held by that interested stockholder.

        A business combination generally includes:

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  mergers and consolidations with or caused by an interested stockholder;

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  sales or other dispositions of 10% or more of the assets of a corporation to an interested stockholder;

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  specified transactions resulting in the issuance or transfer to an interested stockholder of any capital stock of the corporation or its subsidiaries; and

  •
  other transactions resulting in a disproportionate financial benefit to an interested stockholder.

        The provisions of Section 203 of the DGCL do not apply to a corporation if, subject to certain requirements, the certificate of incorporation or bylaws of the corporation contain a provision expressly electing not to be governed by the provisions of the statute or the corporation does not have voting stock listed on a national securities exchange or held of record by more than 2,000 stockholders. Because our certificate of incorporation and bylaws do not include any provision to "opt-out" of Section 203 of the DGCL, the statute will apply to business combinations involving us.

        Charter and bylaw provisions.    Delaware law permits any Delaware corporation to classify its board of directors into as many as three (3) classes with staggered terms of office. After initial implementation of a classified board, one class will be elected at each annual meeting of the stockholders to serve for a term of three (3) years (depending upon the number of classes into which directors are classified) or until their successors are elected and take office. Our amended and restated certificate of incorporation, which was duly adopted pursuant to the Amended Joint Prepackaged Plan of Reorganization, dated September 2, 2016 and confirmed by the United States Bankruptcy Court for the District of Delaware entered September 8, 2016 (the "Plan") and thereby approved pursuant to Section 303 of the DGCL, effective as of September 9, 2016, and our amended and restated bylaws, as amended, provide for a classified board of directors divided into three (3) classes, with Class A initially consisting of two directions elected for a term expiring at the annual meeting of stockholders to be held in 2017, Class B initially consisting of four directors elected for a term expiring at the annual meeting of stockholders to be held in 2018, and Class C initially consisting of three directors elected for a term expiring at the annual meeting of stockholders to be held in 2019, and each class subsequently serving for a term of three (3) years or until their successors are elected and qualified. Under Delaware law, stockholders of a corporation with a classified board of directors may only remove a director "for cause" unless the certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation provides that any director may be removed, with or without cause, by a majority of the shares entitled to vote at an election of directors, other than the director designated by the Requisite Unsecured Noteholders (as defined in the Plan), which may only be removed prior to the expiration of such director's initial term "for cause." The likely effect of the classification of the board of directors and the limitations on the removal of directors is an increase in the time required for the stockholders to change the composition of the board of directors. For example, because only approximately one-third of the directors may be replaced by stockholder vote at each annual meeting of stockholders, stockholders seeking to replace a majority of the members of our board of directors will need at least two annual meetings of stockholders to effect this change.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Broadridge Corporate Issuer Solutions, 1717 Arch Street, Suite 1300, Philadelphia, PA 19103. Its phone number is (877) 830-4936.

 SELLING STOCKHOLDERS

        This prospectus relates to the offer and sale from time to time by the selling stockholders identified below of up to an aggregate 55,180,000 shares of our common stock issuable upon the conversion of our 8% Automatically Convertible Preferred Stock. This prospectus will not cover subsequent sales of common stock purchased from a selling stockholder named in this prospectus.

        No offer or sale under this prospectus may be made by a stockholder unless that holder is listed in the table below, in a supplement to this prospectus or in an amendment to the related registration statement that has become effective. We will supplement or amend this prospectus to include additional selling stockholders upon provision of all required information to us and subject to the terms of the relevant agreement between us and the selling stockholders.

        The following table sets forth the maximum number of shares of our common stock to be sold by the selling stockholders. The table also sets forth the name of each selling stockholder, the nature of any position, office, or other material relationship which the selling stockholder has had, within the past three years, with us or with any of our predecessors or affiliates, and the number of shares of our common stock to be owned by such selling stockholders after completion of the offering.

        We prepared the table based on information provided to us by the selling stockholders. We have not sought to verify such information. Additionally, the selling stockholders may have sold or transferred some or all of their shares of our common stock in transactions exempt from the registration requirements of the Securities Act since the date on which the information in the table was provided to us. Other information about the selling stockholders may also change over time.

        Except as otherwise indicated, each selling stockholder has sole voting and dispositive power with respect to such shares.

	Shares of Common Stock Beneficially Owned Prior to the Offering(1)		Shares of Common Stock Being Offered Hereby	Shares of Common Stock Beneficially Owned After Completion of the Offering
Name of Selling Stockholder	Number	Percent(2)	Number	Number	Percent(2)
[BlackRock Funds](3)	10,350,000	7.0%	10,350,000	—	*
Third Point Loan LLC(4)	5,170,000	3.5%	5,170,000	—	*
[BostonPartners Funds](5)	4,830,000	3.3%	4,830,000	—	*
Tyrus Capital Event Master Fund Limited(6)	4,140,000	2.8%	4,140,000	—	*
TC Five Limited(6)	690,000	*	690,000	—	*
MSD Credit Opportunity Master Fund, L.P.(7)	4,140,000	2.8%	4,140,000	—	*
O'Connor Global Multi-Strategy Alpha Limited(8)	3,150,970	2.1%	3,150,970	—	*
Nineteen77 Global Multi-Strategy Alpha (Levered) Master Limited(8)	641,480	*	641,480	—	*
O'Connor Fundamental Market Neutral Long/Short (Levered) Master Limited(8)	300,350	*	300,350	—	*

	Shares of Common Stock Beneficially Owned Prior to the Offering(1)			Shares of Common Stock Being Offered Hereby	Shares of Common Stock Beneficially Owned After Completion of the Offering
Name of Selling Stockholder	Number		Percent(2)	Number	Number	Percent(2)
O'Connor Fundamental Market Neutral Long/Short Master Limited(8)	47,200		*	47,200	—	*
Anchorage Capital Master Offshore, Ltd.(9)	3,790,000		2.6%	3,790,000	—	*
MTP Energy Fund Ltd.(10)	3,790,000		2.6%	3,790,000	—	*
Atlas Master Fund, Ltd(11)	500,000		*	500,000	—	*
Atlas Enhanced Master Fund, Ltd.(11)	2,950,000		2.0%	2,950,000	—	*
Ares Management LLC(12)	21,082,728	(12)	14.2%	2,760,000	18,322,728	12.6%
Brigade Energy Opportunities Fund LP(13)	610,000		*	610,000	—	*
Brigade Energy Opportunities Fund II LP(13)	80,000		*	80,000	—	*
Brigade Leveraged Capital Structures Fund Ltd.(13)	1,380,000		*	1,380,000	—	*
Alyeska Master Fund, L.P.(14)	810,000		*	810,000	—	*
Alyeska Master Fund 2, L.P.(14)	570,000		*	570,000	—	*
CVI Investments, Inc.(15)	1,030,000		*	1,030,000	—	*
Tortoise Direct Opportunities Fund, LP(16)	970,000		*	970,000	—	*
Luminus Energy Partners Master Fund, Ltd(17)	690,000		*	690,000	—	*
Encompass Capital E&P Master Fund L.P.(18)	440,000		*	440,000	—	*
Encompass Capital Master Fund L.P.(18)	180,000		*	180,000	—	*
Hudson Bay Master Fund Ltd.(19)	620,000		*	620,000	—	*
Arosa Opportunistic Fund LP(20)	340,000		*	340,000	—	*
Hartree Partners, LP(21)	210,000		*	210,000	—	*

*
Less than 1%

(1)
Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act.

(2)
Calculated based on 92,986,173 shares of our common stock outstanding on February 23, 2017 and the conversion of all 5,518 shares of our 8% Automatically Convertible Preferred Stock into 55,180,000 shares of common stock. Because the selling stockholders are not obligated to sell all or any portion of the shares of our common stock shown as offered by them, we cannot estimate the actual number or percentage of shares of our common stock that will be held by any selling stockholder upon completion of this offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the applicable selling stockholder.

(3)
The registered holders of the referenced shares to be registered are funds and accounts managed by investment adviser subsidiaries of BlackRock, Inc. BlackRock, Inc. is the ultimate parent holding company of such investment adviser entities. On behalf of such investment adviser entities, the applicable portfolio managers, respectively as a managing directors of such entities, have voting and investment power over the shares held by the foregoing funds and accounts which are the registered holders of the referenced shares and units. Such applicable portfolio managers expressly disclaim beneficial ownership of all shares and units held by such funds and accounts. The address of such funds and accounts, such investment adviser subsidiaries and such applicable portfolio managers is 55 East 52nd Street, New York, NY 10055. Shares being registered for resale may not incorporate all shares deemed to be beneficially held by BlackRock, Inc.

(4)
Third Point LLC ("Third Point"), having its business address at 390 Park Ave., 18th Fl., New York, NY 10022, is the investment manager of Third Point Loan LLC. Daniel S. Loeb beneficially owns 100% of Third Point LLC.

(5)
Boston Partners Global Investors, Inc. is the beneficial owner of the shares owned by Methodist Healthcare Pension Plan, Metal Trades Local 638 Pension Fund. Boston Partners is the beneficial owner of the shares held by Boston Partners Long/Short Equity Fund, Boston Partners All Cap Value Fund, Boston Partners Long/Short Equity, L.P. and Boston Partners Long/Short Research Fund. Boston Partners Global Investors, Inc. is the Sole Member of Boston Partners Hedged Equity, LLC, which is the General Partner of Boston Partners Long/Short Equity, L.P. Boston Partners Securities, LLC is a registered broker dealer and a subsidiary of Boston Partners Global Investors, Inc. The business address of Boston Partners Long/Short Equity Fund, Boston Partners All Cap Value Fund and Boston Partners Long/Short Research Fund is 103 Bellevue Parkway, Wilmington, DE 19809.

(6)
TC Five Limited is the beneficial owner of 1,336,495 shares of common stock and warrants exercisable for 349,513 shares of common stock. Tyrus Capital Event Master Fund Limited is the beneficial owner of 5,818,267 shares of common stock and warrants exercisable for 350,650 shares of common stock. Tyrus Capital S.A.M. is the investment manager of Tyrus Capital Event Master Fund Limited and TC Five Limited (the "Tyrus Funds"). The business address of the Tyrus Funds is c/o Tyrus Capital S.A.M., 4 Avenue de Roqueville, 98000 Monaco.

(7)
MSD Partners, L.P. is the investment manager of, and may be deemed to have or share voting and dispositive power over, and/or beneficially own securities owned by, MSD Credit Opportunity Master Fund, L.P. MSD Partners (GP), LLC is the general partner of and may be deemed to have or share voting and dispositive power over, and/or beneficially own securities owned by, MSD Partners, L.P. Each of Glenn R. Fuhrman, John C. Phelan and Marc R. Lisker is a manager of MSD Partners (GP), LLC and may be deemed to have or share voting and/or dispositive power over, and beneficially own, securities beneficially owned by MSD Partners (GP), LLC. Each of Mr. Fuhrman, Mr. Phelan and Mr. Lisker disclaim beneficial ownership of such securities, except to the extent of the pecuniary interest of such person in such shares. The business address of MSD Credit Opportunity Master Fund is c/o MSD Partners, L.P., 645 Fifth Avenue, 21st Floor, New York, NY 10022.

(8)
UBS O'Connor LLC ("O'Connor") is the investment manager of each of Nineteen77 Global Multi-Strategy Alpha (Levered) Master Limited ("GLEA XL"), O'Connor Global Multi-Strategy Alpha Master Limited ("GLEA"), O'Connor Global Fundamental Market Neutral Long/Short Master Limited ("FRLS") and O'Connor Global Fundamental Market Neutral Long/Short (Levered) Master Limited ("FRXL" and together with GLEA XL, GLEA and FRLS, collectively, the "O'Connor Funds") and accordingly has voting control and investment discretion over the securities described herein held by the O'Connor Funds. Dawn Fitzpatrick ("Ms. Fitzpatrick"), the Chief Executive Officer of O'Connor, Kevin Russell ("Mr. Russell"), the Chief Investment Officer of O'Connor and Michael Martin ("Mr. Martin"), a Portfolio Manager for O'Connor, each also have voting control and investment discretion over the securities described herein held by the O'Connor Funds. As a result, each of O'Connor, Ms. Fitzpatrick, Mr. Russell and Mr. Martin may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the securities described herein held by the O'Connor Funds. The business address of the O'Connor Funds is c/o UBS O'Connor LLC, One North Wacker Drive, Floor 32, Chicago, IL 60606, Attn: General Counsel.

(9)
Anchorage Capital Master Offshore, Ltd. is a Cayman Islands exempted company incorporated with limited liability ("Anchorage Offshore"). Anchorage Capital Group, L.L.C. ("Capital Group") is the investment advisor to Anchorage Offshore. Anchorage Advisors Management, L.L.C. ("Management") is the sole managing member of Capital Group. Mr. Kevin Ulrich is the Chief Executive Officer of Capital Group and the senior managing member of Management. The address of Anchorage Offshore is 610 Broadway, 6th Floor, New York, NY 10012.

(10)
MTP Energy Management LLC is the investment advisor of MTP Energy Fund Ltd. MTP Energy Fund has its business address at 1603 Orrington Avenue, 13th Floor, Evanston, IL 60201.

(11)
Balyasny Asset Management L.P., as investment manager, has dispositive power over the shares held by Atlas Master Fund, Ltd. and Atlas Enhanced Master Fund, Ltd. Dmitry Balyasny is the more than 75% equity owner of Balyasny Asset Management, L.P. The business address of Atlas Master Fund, Ltd. and Atlas Enhanced Master Fund, Ltd. is c/o Balyasny Asset Management L.P., 181 W. Madison St., Suite 3600, Chicago, IL 60602.

(12)
According to, and based upon, the Schedule 13D/A filed by AF IV Energy II AIV B1, L.P., Ares Management LLC, Ares Management Holdings L.P., Ares Holdco LLC, Ares Holdings Inc., Ares Management, L.P., Ares Management GP LLC and Ares Partners Holdco LLC (collectively, the "Ares Reporting Persons") with the SEC on March 1, 2017. The shares included in the table consist of (i) 2,760,000 shares of common stock ("conversion shares") issuable upon conversion of 276 shares of 8% automatically convertible preferred stock, (ii) an aggregate of 340,906 shares of common stock issuable upon the exercise of warrants, and (iii) 17,981,822 shares of common stock outstanding. The Ares Reporting Persons may be deemed to share voting and dispositive power with respect to the shares, which are held by investment vehicles (collectively, the "Ares Investment Vehicles") managed directly or indirectly by Ares Management LLC. The conversion shares are held by the Ares Investment Vehicles in the following individual amounts: (i) 116,455 conversion shares held by AF IV Energy II A1, L.P.; (ii) 174,664 conversion shares held by AF IV Energy II A2, L.P.; (iii) 73,743 conversion shares held by AF IV Energy II A3, L.P.; (iv) 75,407 shares conversion shares held by AF IV Energy II A4, L.P.; (v) 96,645 conversion shares held by AF IV Energy II A5, L.P.; (vi) 75,686 conversion shares held by AF IV Energy II A6, L.P.; (vii) 38,820 conversion shares held by AF IV Energy II A7, L.P.; (viii) 75,306 conversion shares held by AF IV Energy II A8, L.P.; (ix) 78,061 conversion shares held by AF IV Energy II A9, L.P.; (x) 116,455 conversion shares held by AF IV Energy II A10, L.P.; (xi) 43,663 conversion shares held by AF IV Energy II A11, L.P.; (xii) 77,620 conversion shares held by AF IV Energy II A12, L.P.; (xiii) 733,705 conversion shares held by AF IV Energy II B1, L.P.; (xiv) 34,484 conversion shares held by Ares Strategic Investment Partners Ltd.; (xv) 151,986 conversion shares held by SSF III Halcon AIV 1, L.P.; (xvi) 22,801 conversion shares held by SSF III Halcon AIV , L.P.; (xvii) 43,573 conversion shares held by SSF III Halcon AIV 3, L.P.; (xviii) 35,466 conversion shares held by SSF III Halcon AIV B1, L.P.; (xix) 11,470 conversion shares held by SSF IV Halcon AIV 1, L.P.; (xx) 84,535 conversion shares held by SSF IV Halcon AIV 2, L.P.; (xxi) 91,809 conversion shares held by SSF IV Halcon AIV 3, L.P.; (xxii) 22,958 conversion shares held by SSF IV Halcon AIV 4, L.P.; (xxiii) 50,639 conversion shares held by SSF IV Halcon AIV 5, L.P.; (xxiv) 85,176 conversion shares held by SSF IV Halcon AIV 6, L.P; (xxv) 102,361 conversion shares held by SSF IV Halcon AIV 7, L.P.; (xxvi) and 246,512 conversion shares held by SSF IV Halcon AIV B1, L.P. Each of the foregoing entities has informed us that (i) it purchased the securities in the ordinary course of business, and (ii) at the time the securities were purchased, it had no agreements or understandings, directly or indirectly, with any person to distribute the securities. The business address for each of the Ares Reporting Persons is 2000 Avenue of the Stars, 12th Floor, Los Angeles, CA 90067.

(13)
Brigade Capital GP, LLC is the beneficial owner of the shares held by Brigade Energy Opportunities Fund LP and Brigade Energy Opportunities Fund II LP. Brigade Energy Opportunities Fund LP and Brigade Energy Opportunities Fund II LP have their business address at 399 Park Avenue, 16th Floor, New York, NY 10022.

(14)
Alyeska Fund GP, LLC is the beneficial owner of the shares held by Alyeska Master Fund, L.P. and Alyeska Master Fund 2, L.P. (the "Alyeska Funds"). Anand Parekh is the sole member of Alyeska Investments, LLC, the managing member of Alyeska Investment Group, LLC and the sole member of Alyeska Fund GP, LLC. Alyeska Investment Group, L.P. has sole or shared voting or dispositive power over the shares held by the Alyeska Funds. The Alyeska Funds have their business address at c/o Maples Corporate Services Limited, Ugland House, PO Box 309, Grand Cayman Cayman Islands, KY1-1104.

(15)
Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc. ("CVI)"), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares. CVI has its business address at c/o Heights Capital Management Inc., 401 City Ave., Suite 220, Cala Cynwyd, PA 19004.

(16)
Tortoise Direct Opportunities GP, LLC ("Tortoise") is 100% owned by Tortoise Investments, LLC. Tortoise Investments, LLC is approximately 70% owned by Montage Investments, LLC and approximately 30% owned by employees under the Tortoise Investments family. Montage Investments, LLC is 100% owned by Mariner Holdings, LLC and Mariner Holdings, LLC is 75+% owned by the Bicknell Family Holding Company, LLC. Martin Bicknell is the elected manager of the Bicknell Family Holding Company, LLC. Tortoise Capital Advisors, L.L.C., a Delaware limited liability company (the "Investment Manager"), serves as the Investment Manager of Tortoise. The Investment Manager has been appointed by the General Partner to manage Tortoise's assets on a day-to-day basis and has been designated the responsibility for voting proxies for securities held by Tortoise. The Investment Manager currently has five investment professionals who are primarily responsible for the origination and structuring of Tortoise's portfolio and for voting proxies for securities held by Tortoise: Brian A. Kessens, James R. Mick, Stephen Pang, Matthew G.P. Sallee and Robert Thummel Jr. Tortoise has its business address at 11550 Ash St., Suite 300, Leawood, KS 66211.

(17)
Luminus Management, LLC has sole or shared voting or dispositive power over the shares held by Luminus Energy Partners Master Fund, Ltd. Luminus Energy Partners Master Fund, Ltd. business address is 1700 Broadway, 38th Floor, New York, NY 10019.

(18)
Encompass Capital Advisors LLC ("Encompass Capital Advisors"), as the investment advisor for Encompass Capital Master Fund L.P. and Encompass Capital E&P Master Fund L.P. (together, the "Encompass Funds"), may be deemed to beneficially own the shares of common stock held by the Encompass Funds. Todd Kantor, as the managing member of Encompass Capital Advisors, may also be deemed to beneficially own the shares of common stock held by the Encompass Funds. Encompass Capital Advisors and Mr. Kantor each disclaim beneficial ownership of such shares of common stock except to the extent of their respective economic interests in the Encompass Funds, if any. The Encompass Funds have their business address at 200 Park Avenue, 11th Floor, New York, NY 10166, ATTN: Larry Kassman.

(19)
Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over the securities held by Hudson Bay Master Fund Ltd. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities. Hudson Bay Master Fund Ltd. has its business address at 777 Third Ave., 30th Floor, New York, NY 10017.

(20)
Arosa Capital Management Opportunistic GP II LLC is the beneficial owner of the shares held by Arosa Opportunistic Fund LP. The shareholders of Arosa Capital Management Opportunistic GP II LLC are Till Bechtolsheimer and Abraham Joseph. Arosa Capital Management Opportunistic GP II LLC is the controlling shareholder of Arosa Opportunistic Fund LP, and its business address is 120 West 45th St. Suite 3700, NY, NY 10036.

(21)
The beneficial owner of the shares held by Hartree Partners, LP is Hartree Partners GP, LLC. The holders of partnership interests in Hartree Partners GP, LLC are Stephen M. Semlitz, Stephen M. Hendel, Jonathan Guy Merison, and Opps Energy Trading Holding, L.P. The business address of Hartree Partners, LP is 1185 Avenue of the Americas, 9th Fl., New York, NY 10036.

        Selling stockholders who are registered broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act. In addition, selling stockholders who are affiliates of registered broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act if such selling security holder (a) did not acquire its shares of common stock in the ordinary course of business or (b) had an agreement or understanding, directly or indirectly, with any person to distribute the common shares. To our knowledge, no selling stockholder who is a registered broker-dealer or an affiliate of a registered broker-dealer received any securities as underwriting compensation.

        Any prospectus supplement reflecting a sale of common stock hereunder will set forth, with respect to the selling stockholders:

  •
  the name of the selling stockholders;

  •
  the nature of the position, office or other material relationship that the selling stockholders will have had within the prior three years with us or any of our affiliates;

  •
  the number of shares of common stock owned by the selling stockholders prior to the offering;

  •
  the amount or number of shares of common stock to be offered for the selling stockholders' account; and

  •
  the amount and (if 1.0% or more) the percentage of common stock to be owned by the selling stockholders after the completion of this offering.

Registration Rights Agreement

        We entered into a stock purchase agreement with certain accredited investors on January 24, 2017, pursuant to which we sold in a private placement 5,518 shares of 8% Automatically Convertible Preferred Stock, par value $0.0001 per share, each share of which is convertible into 10,000 shares of common stock, par value $0.0001 per share (or a proportionate number of shares of common stock with respect to any fractional shares of 8% Automatically Convertible Preferred Stock issued), for gross proceeds of approximately $400.1 million. In connection with the closing of the stock purchase agreement on February 27, 2017, we entered into a registration rights agreement (the "Registration Rights Agreement") with the investors. The filing of this prospectus is pursuant to our obligations to register the shares of common stock on behalf of the selling stockholders under the Registration Rights Agreement. All expenses incurred with the registration of the common stock owned by the selling stockholders will be borne by us.

Relationships with the Selling Stockholders

        As of March 1, 2017, investment vehicles managed directly or indirectly by Ares Management LLC ("Ares") beneficially owned approximately 19.7% of our outstanding common stock and would own approximately 14.2% of our outstanding common stock after giving effect to the automatic conversion of all 5,518 shares of our 8% Automatically Convertible Preferred Stock outstanding into 55,180,000 shares of common stock. Pursuant to the Plan, Ares designated three new members to our board of directors, Nathan W. Walton, Darryl L. Schall and Ronald D. Scott. Mr. Walton is a Partner in the Ares Private Equity Group, and Mr. Schall is a retired Partner and Portfolio Manager in the Ares Private Equity Group and he currently serves as an Advisor to Ares.

PLAN OF DISTRIBUTION

        The shares of common stock listed in the table appearing under "Selling Stockholders" are being registered to permit public secondary trading of these shares by the holders of such shares from time to time after the date of this prospectus. There can be no assurance that any selling stockholders will sell any or all of the common stock offered hereby. We will not receive any of the proceeds from the sale of the common stock by the selling stockholders. We will pay substantially all of the expenses incident to this offering of the shares by the selling stockholders to the public other than commissions and discounts of underwriters, brokers, dealers or agents.

        The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly to purchasers or through one or more underwriters, broker-dealers or agents, at market prices prevailing at the time of sale, at prices related to such market prices, at a fixed price or prices subject to change or at negotiated prices, by a variety of methods including the following:

  •
  on any national securities exchange or over-the-counter market on which the shares of common stock may be listed or quoted at the time of sale;

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  •
  block trades in which a broker-dealer may attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer, as principal, and a subsequent resale by the broker-dealer for its account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  in transactions otherwise than on such exchanges or in the over-the-counter market;

  •
  through a combination of any such methods; or

  •
  through any other method permitted under applicable law.

        In addition, selling stockholders may enter into option, derivative or hedging transactions with respect to the shares, and any related offers or sales of shares may be made pursuant to this prospectus. For example, the selling stockholders may:

  •
  enter into transactions involving short sales of the shares by broker-dealers in the course of hedging the positions they assume with selling stockholders;

  •
  sell shares short themselves and deliver the shares registered hereby to settle such short sales or to close out stock loans incurred in connection with their short positions;

  •
  write call options, put options or other derivative instruments (including exchange-traded options or privately negotiated options) with respect to the shares, or which they settle through delivery of the shares;

  •
  enter into option transactions or other types of transactions that require the selling stockholder to deliver shares to a broker, dealer or other financial institution, who may then resell or transfer the shares under this prospectus; or

  •
  lend or pledge the shares to a broker, dealer or other financial institution, which may sell the shares under this prospectus.

        In effecting sales, brokers-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate. If the selling stockholders effect such transactions by selling the common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the common stock for whom they may act as agent or to whom they may sell as principal. Underwriters may sell securities to or through dealers, and dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

        The selling stockholders and any underwriters, brokers, dealers or agents that participate in such distribution may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Any selling stockholder who is an "underwriter" within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and the provisions of the Exchange Act and the rules thereunder relating to stock manipulation.

        In order to comply with the securities laws of some states, the shares sold in those jurisdictions may only be sold through registered or licensed brokers or dealers. In addition, in some states, the shares may not be sold unless the shares have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with.

        Underwriters, dealers and agents who participate in the distribution of securities and their controlling persons may be entitled, under agreements that may be entered into with us, to indemnification by us and the selling stockholders against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the underwriters, dealers or agents and their controlling persons may be required to make in respect of those liabilities.

        Any underwriter may engage in stabilizing and syndicate covering transactions in accordance with Rule 104 under the Exchange Act. Rule 104 permits stabilizing bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. The underwriters may over-allot offered securities, thereby creating a short position in the underwriters' account. Syndicate covering transactions involve purchases of offered securities in the open market after the distribution has been completed to cover syndicate short positions. Stabilizing and syndicate covering transactions may cause the price of the offered securities to be higher than it would otherwise be in the absence of such transactions. These transactions, if commenced, may be discontinued at any time.

LEGAL MATTERS

        The validity of the issuance of the common stock covered by this prospectus has been passed upon for us by Mayer Brown LLP, Houston, Texas.

EXPERTS

        The consolidated financial statements of Halcón Resources Corporation, incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K, and the effectiveness of Halcón Resources Corporation's internal controls over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The statements of revenues and direct operating expenses of the assets acquired by Halcón Resources Corporation from Samson Exploration, LLC for the years ended December 31, 2016 and 2015, incorporated by reference into this prospectus, have been audited by BDO USA, LLP, an independent registered public accounting firm, as stated in their report incorporated herein by reference, given on the authority of such firm as experts in auditing and accounting.

        The estimated reserve evaluations and related calculations of Netherland, Sewell & Associates, Inc., an independent reserve engineering firm, are included in this prospectus and have been incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 2016 in reliance on the authority of that firm as experts in reserve engineering.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web page site at www.sec.gov. You also may read and copy any document we file at the SEC's public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. Reports and other information concerning us can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Our common stock is listed and traded on the New York Stock Exchange under the trading symbol "HK."

INCORPORATION BY REFERENCE

        We "incorporate by reference" information into this prospectus, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained expressly in this prospectus, and the information we file later with the SEC will automatically supersede the information contained or incorporated by reference herein. Any information furnished to the SEC under Items 2.02 or 7.01 or the exhibits relating to furnished items are not incorporated into or made part of this prospectus. You should not assume that the information included or incorporated by reference in this prospectus is current as of any date other than the date of the respective documents. We incorporate by reference the documents listed below:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2016; and

  •
  our Current Reports on Form 8-K filed with the SEC on January 24, 2017, January 26, 2017, February 9, 2017, February 10, 2017, February 16, 2017, March 2, 2017 and March 3, 2017.

        Any additional information that we file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the delivery of this filing and that is deemed "filed" with the SEC, will automatically update and supersede this information and be automatically incorporated by reference herein. You may request a copy of all incorporated filings at no cost, by making written or telephone requests for such copies to:

Halcón Resources Corporation
Attention: Investor Relations
1000 Louisiana, Suite 6700
Houston, Texas 77002
Phone: (832) 538-0300
investorrelations@halconresources.com

        You should rely only on the information incorporated by reference or provided in this filing. If information in incorporated documents conflicts with information in this prospectus, you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the most recent incorporated document. You should not assume that the information in this prospectus or any document incorporated by reference is accurate as of any date other than the date of those documents. We have not authorized anyone else to provide you with any information.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

        The expenses of this offering (all of which are to be paid by the registrant) are estimated to be as follows:

SEC registration fee	$51,355
Legal fees and expenses	50,000
Accounting fees and expenses	10,000
Engineering fees and expenses	—
Printing expenses	10,000
Miscellaneous	5,000

TOTAL	$126,355

Item 15.    Indemnification of Officers And Directors

        Article Seventh of our amended and restated certificate of incorporation and Article VII of our fifth amended and restated bylaws provide for indemnification of our officers and directors, as well as our employees and agents, to the extent authorized by the DGCL. Pursuant to Section 145 of the DGCL, we generally have the power to indemnify our current and former directors, officers, employees and agents against expenses and liabilities that they incur in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, our best interests, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The statute expressly provides that the power to indemnify or advance expenses authorized thereby is not exclusive of any rights granted under any charter provision, bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to actions in such person's official capacity and as to action in another capacity while holding such office.

        We also have the power to purchase and maintain insurance for such directors and officers. Section 145 of the DGCL authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him.

        We have also entered into individual indemnification agreements with our directors and certain of our executive officers. These agreements indemnify those directors and officers to the fullest extent permitted by law against inordinate risks of claims and actions against them arising out of their service to and activities on behalf of Halcón.

Item 16.    Exhibits And Financial Statement Schedules

        (a)   Exhibits.

        The attached Exhibit Index is incorporated herein by reference.

Item 17.    Undertakings

        (a)   The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        Provided, however, that paragraphs (a)(1)(i), (ii) and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

              (i)  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

             (ii)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B and relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

          (5)   That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on March 3, 2017.

HALCÓN RESOURCES CORPORATION
By:	/s/ FLOYD C. WILSON
	Name:	Floyd C. Wilson
	Title:	Chairman of the Board, Chief Executive Officer and President

POWER OF ATTORNEY

        Each person whose signature appears below hereby constitutes and appoints Floyd C. Wilson and Mark J. Mize, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-3, and to file the same with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-3 has been signed by the following persons in the capacities indicated below on March 3, 2017.

Signature	Title

/s/ FLOYD C. WILSON Floyd C. Wilson	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)
/s/ MARK J. MIZE Mark J. Mize	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)
/s/ JOSEPH S. RINANDO, III Joseph S. Rinando, III	Senior Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)
/s/ WILLIAM J. CAMPBELL William J. Campbell	Director

Signature	Title

/s/ JAMES W. CHRISTMAS James W. Christmas	Lead Director
/s/ MICHAEL L. CLARK Michael L. Clark	Director
/s/ THOMAS R. FULLER Thomas R. Fuller	Director
/s/ DARRYL L. SCHALL Darryl L. Schall	Director
/s/ RONALD D. SCOTT Ronald D. Scott	Director
/s/ ERIC G. TAKAHA Eric G. Takaha	Director
/s/ NATHAN W. WALTON Nathan W. Walton	Director

EXHIBIT INDEX

Exhibit Number		Description
2.1		Order of the Bankruptcy Court, dated September 8, 2016, confirming the Amended Joint Prepackaged Plan of Reorganization of Halcón Resources Corporation, et al, under Chapter 11 of the Bankruptcy Code, together with such Amended Joint Prepackaged Plan of Reorganization (Incorporated by reference to Exhibit 2.1 of our Current Report on Form 8-K filed September 9, 2016).
2.2
Purchase and Sale Agreement dated January 18, 2017, by and between Halcón Energy Properties, Inc. and Samson Exploration, LLC (Incorporated by reference to Exhibit 2.2 of our Annual Report on Form 10-K filed March 1, 2017).
2.3
Agreement of Sale and Purchase dated January 24, 2017, by and among Halcón Energy Properties, Inc., Halcón Holdings, Inc., HK Energy, LLC, HK Oil & Gas, LLC, HRC Energy, LLC, The 7711 Corporation, Halcón Operating Co., Inc. and Halcón Field Services, LLC and Hawkwood Energy East Texas, LLC (Incorporated by reference to Exhibit 2.3 of our Annual Report on Form 10-K filed March 1, 2017).
2.4
Stock Purchase Agreement dated January 24, 2017, by and among Halcón Resources Corporation and the Investors named on Schedule A thereto (Incorporated by referenced to Exhibit 2.1 of our Current Report on Form 8-K filed January 26, 2017).
3.1
Amended and Restated Certificate of Incorporation of Halcón Resources Corporation dated September 9, 2016 (Incorporated by reference to Exhibit 3.1 of our Current Report on Form 8-K filed September 9, 2016).
3.2		Fifth Amended and Restated Bylaws of Halcón Resources Corporation (Incorporated by reference to Exhibit 3.2 of our Current Report on Form 8-K filed May 7, 2015).
3.2.1		Amendment No. 1 to the Fifth Amended and Restated Bylaws of Halcón Resources Corporation (Incorporated by reference to Exhibit 3.2 of our Current Report on Form 8-K filed September 9, 2016).
3.3		Certificate of Designation of 8.0% Automatically Convertible Preferred Stock (Incorporated by reference to Exhibit 3.1 of our Current Report on Form 8-K filed March 3, 2017).
4.1
Registration Rights Agreement, dated as of September 9, 2016, by and among Halcón Resources Corporation and the Holders parties thereto (Incorporated by reference to Exhibit 10.2 of our Current Report on Form 8-K filed September 9, 2016).
4.2
Registration Rights Agreement, dated as of February 27, 2017, by and among Halcón Resources Corporation and the holders of 8.0% Automatically Convertible Preferred Stock (Incorporated by reference to Exhibit 4.1 of our Current Report on Form 8-K filed March 3, 2017).
4.3
Warrant Agreement, dated as of September 9, 2016, by and between Halcón Resources Corporation and U.S. Bank National Association, as warrant agent (Incorporated by reference to Exhibit 10.3 of our Current Report on Form 8-K filed September 9, 2016).
5.1	*	Opinion of Mayer Brown LLP regarding the validity of the common stock being registered.
23.1	*	Consent of Deloitte & Touche LLP
23.2	*	Consent of BDO USA, LLP
23.3	*	Consent of Netherland Sewell & Associates, Inc.
23.4	*	Consent of Mayer Brown LLP (included in its opinion filed herewith as Exhibit 5.1)
24.1	*	Powers of Attorney (included in Part II as a part of the signature page of the Registration Statement).

*
Attached hereto.